Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 No. 333-00000 and related Prospectus of Knoll Inc. for the registration of 15,000,000 shares of its common stock and to the incorporation by reference therein of our report dated January 28, 2005, with respect to the consolidated financial statements and schedule of Knoll, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

January 3, 2006